                                                                                                       Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOREST LABORATORIES, INC.

(Exact Name of Registrant as Specified in Its Charter) Delaware
(State of Other Jurisdiction of Incorporation or Organization) 11-1798614
(I.R.S. Employer Identification No.) 909 Third Avenue, New York, New York 10022
(Address of Principal Executive Offices) (Zip Code) 2007 EQUITY INCENTIVE PLAN
(Full Title of the Plan) Herschel S. Weinstein, VP-General Counsel, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022
(Name and Address of Agent For Service) (212) 421-7850
Telephone Number, Including Area Code, of Agent For Service.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	9,000,000 shares	$36.99	$322,910,000	$10,220.34
Common Stock	4,950,000 shares	N/A	N/A	N/A

(1) This registration statement (the "Registration Statement") registers the offer and sale of up to 13,950,000 shares of Common Stock of Forest Laboratories, Inc., a Delaware corporation (the "Company"), under the 2007 Equity Incentive Plan (the "2007 Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. The shares being registered consist of 9,000,000 shares being newly registered and, pursuant to Instruction E to Form S-8 and interpretations of the Staff of the SEC’s Division of Corporation Finance, 4,950,000 shares previously registered on three registration statements on Form S-8 (3,148,726 shares from the registration statement Registration No. 333-118969 filed September 14, 2004, 1,784,879 shares from the registration statement Registration No. 333-48656 filed October 26, 2000 and 16,395 shares from the registration statement Registration No. 333-65715 filed October 15, 1998. See "Explanatory Statement." Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the 2007 Plan.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on August 9, 2007.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $30.70 per $1 million of proposed maximum aggregate offering price. The registration fee for the 4,950,000 shares was previously paid in connection with the filing of the registration statements on Form S-8 as described in footnote one above.

EXPLANATORY STATEMENT

On August 13, 2007, the Company’s stockholders approved the Company’s 2007 Equity Incentive Plan (the "2007 Plan"). Prior to adoption of the 2007 Plan, the Company maintained three option plans, the 2004 Stock Option Plan, the 2000 Stock Option Plan and the 1998 Stock Option Plan (the "Prior Plans"). The shares available for issuance upon the exercise of options granted under each Prior Plan were registered on a Form S-8. Following adoption of the 2007 Plan, no additional options will be granted under the Company’s Prior Plans, and shares that were issuable upon the exercise of options which remained available for grant under the Prior Plans immediately before such adoption will be available for issuance in connection with awards to be granted under the 2007 Plan. Pursuant to Instruction E to Form S-8, 4,950,000 of the unissued shares previously registered with respect to the Prior Plans are being carried forward and deemed covered by this Registration Statement on Form S-8 relating to the 2007 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

       The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference into this Registration Statement:

(a) The Annual Report of Forest Laboratories, Inc. (the "Company") for the fiscal year ended March 31, 2007 on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), filed with the SEC on May 30, 2007.

(b) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 2007.

(c) The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on September 28, 1999.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                  Description of Securities.

                              Not Applicable.

Item 5.                  Interests of Named Experts and Counsel.

                              Not Applicable.

Item 6.                  Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Additionally, Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          The Company’s Charter and Bylaws provide for indemnification of officers and directors for claims that arise in connection with their performance of services as officers and directors to the fullest extent permitted by the DGCL. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. The right to indemnification under the Company’s by-laws and certificate of incorporation is not exclusive of any other right that any person may have or may acquire under any statute, agreement or otherwise.

          The Company carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of the Company’s directors and officers.

Item 7.                  Exemption from Registration Claimed.

                              Not Applicable.

Item 8.                  Exhibits.

Exhibit No.	Exhibit

4.1

The Company's Certificate of Incorporation, as amended, defining the rights of holders of the Company's Common Stock. (Incorporated herein by reference to Exhibit 3a to the Current Report on Form 8-K dated March 9, 1981 filed by Forest, from Registration Statement on Form S-1 (Registration No. 2-97792) filed by Forest on May 16, 1985, from Forest's definitive proxy statement filed pursuant to Regulation 14A with respect to Forest's 1987, 1988 and 1993 Annual Meetings of Stockholders and from the Current Report on Form 8-K dated March 15, 1988.)

4.2

The Company’s By-Laws, as amended defining the rights of holders of the Company’s Common Stock. (Incorporated herein by reference to Exhibit 3b to the Current Report on Form 8-K dated October 11, 1994.)

4.3

The 2007 Equity Incentive Plan approved by Stockholders on August 13, 2007. (Incorporated herein by reference to Exhibit B to the Company’s Proxy Statement relating to its 2007 Annual Meeting of Stockholders.)

4.4	Form of Director Restricted Stock Agreement under the 2007 Equity Incentive Plan.

5.1	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP as to the legality of the securities issued under the 2007 Equity Incentive Plan.

23.1	Consent of BDO Seidman, LLP, independent certified public accountants to the Company.

23.2	Consent of Dornbush Schaeffer Strongin & Venaglia, LLP, counsel to the Company (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages of this Registration Statement)

Item 9.                  Undertakings.

                              (a) The undersigned Company hereby undertakes:

                                        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                                (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                                (ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                                (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                                        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                              (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 13th day of August 2007.

                                                                                         FOREST LABORATORIES, INC.

                                                                                         By:      /s/ Howard Solomon
                                                                                                    Howard Solomon,
                                                                                                   Chairman of the Board,
                                                                                                   Chief Executive
                                                                                                   Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Solomon and Lawrence S. Olanoff, M.D., Ph.D., and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

PRINCIPAL EXECUTIVE OFFICER:
/s/ Howard Solomon Howard Solomon	Chairman of the Board, Chief Executive Officer and Director	August 13, 2007

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ Francis I. Perier, Jr. Francis I. Perier, Jr.	Senior Vice President- Finance and Chief Financial Officer	August 13, 2007

DIRECTORS:

/s/ Lawrence S. Olanoff, M.D., Ph.D. Lawrence S. Olanoff, M.D., Ph.D.	President, Chief Operating Officer and Director	August 13, 2007

/s/ Nesli Basgoz, M.D. Nesli Basgoz, M.D.	Director	August 13, 2007

/s/ William J. Candee William J. Candee	Director	August 13, 2007

/s/ George S. Cohan George S. Cohan	Director	August 13, 2007

/s/ Dan L. Goldwasser Dan L. Goldwasser	Director	August 13, 2007

/s/ Kenneth E. Goodman Kenneth E. Goodman	Director	August 13, 2007

/s/ Lester B. Salans, M.D. Lester B. Salans, M.D.	Director	August 13, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit

4.4	Form of Director Restricted Stock Agreement under the 2007 Equity Incentive Plan.

5.1	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP, including consent of such counsel.

23.1	Consent of BDO Seidman, LLP.